Exhibit 10.1

LENNOX INTERNATIONAL INC.

CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I

PURPOSE

1.1 Purpose. The Board believes it to be in the best interests of the Company and its shareholders to adopt this Plan to avoid distraction, uncertainty, or risk resulting from a pending or threatened Change in Control. The purpose of this Plan is to provide certain key leaders of the Company with designated compensation and benefits if the leader’s employment with the Company or a Subsidiary is terminated in connection with a Change in Control. This Plan is effective as of the Effective Date, and supersedes all prior understandings, agreements, or representations, written or oral, between each Participant and the Company with respect to its subject matter. Capitalized terms used in this Plan have the meanings set forth in Article II.

ARTICLE II

DEFINITIONS

2.1 “409A Change in Control” has the meaning ascribed to such term in Section 6.1(e).

2.2 “Accrued Base Compensation” means, as of the Termination Date, the Participant’s earned and unpaid Base Salary and accrued but unused vacation (to the extent not already paid).

2.3 “Applicable CIC Multiplier” means (a) three for a Tier 1 Participant, (b) two for a Tier 2 Participant, and (c) one for a Tier 3 Participant.

2.4 “Base Salary” means the amount the Participant is entitled to receive as base salary, including amounts deferred pursuant to any contributions to any retirement plan and excluding all annual cash performance awards (or equivalent award for annual performance), bonuses, equity sharing plans, overtime, long-term incentive awards, welfare benefit premium reimbursements, and other incentive compensation, payable by the Company.

2.5 “Beneficial Ownership” means “beneficial ownership” within the meaning of Rule 13d-3 promulgated under the Exchange Act.

2.6 “Board” means the Board of Directors of the Company

2.7 “Business Combination” means a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction.

2.8 “Cause” means: (i) any violation by the Participant of the Company’s material written policies as they may exist or be created or modified and made available to the Participant from time to time in the future, including, without limitation, those policies prohibiting discrimination in the workplace, including the prohibition of harassment, on the ground of race, sex, religion, age or any other prohibited basis; (ii) the Participant’s conviction of, or plea of guilty

Effective December 9, 2022

or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime involving moral turpitude; (iii) the commission by the Participant of any theft, embezzlement, or other material act of dishonesty related to the Participant’s employment; (iv) any intentional or grossly negligent action or omission to act by the Participant that breaches any material covenant, agreement, condition or obligation contained in this Plan or in any material agreement between the Participant and the Company; or (e) the Participant’s engagement in intentional or negligent misconduct that has a direct, substantial and adverse effect on the Company’s reputation.

2.9 “Change in Control” means the occurrence, after the Effective Date and during the Participant’s participation in this Plan, of any of the following events:

(a) the acquisition by a Person of Beneficial Ownership of voting securities of the Company where the acquisition causes the Person to own 35% or more of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions will not be deemed to result in a Change in Control:

(i) any acquisition by the Company or a Subsidiary,

(ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iii) any acquisition by a Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below;

provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired Beneficial Ownership of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person Beneficially Owns less than 35% of the Outstanding Company Voting Securities, then no Change in Control will have occurred as a result of such Person’s acquisition; and provided, further, that if any Person’s Beneficial Ownership reaches or exceeds 35% as a result of a reduction in the number of Common Shares then outstanding due to the repurchase of Common Shares by the Company, unless and until such time as such Person will purchase or otherwise become the Beneficial Owner of additional of voting securities of the Company representing 1% or more of the Outstanding Company Voting Securities;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

Effective December 9, 2022

(c) the consummation of a Business Combination excluding, however, a Business Combination pursuant to which:

(i) the individuals and entities who were the Beneficial Owners of the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding Common Shares;

(ii) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) Beneficially Owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.

2.10 “Change in Control Performance Level” means, with respect to an Equity-Based Award that is a Performance Award, the level of achievement of the applicable performance goals determined in accordance with the following rules as reasonably applied by the Committee (as constituted immediately before the Change in Control):

(a) If the full performance period for the Equity-Based Award has been completed as of the date of the Change in Control, the “Change in Control Performance Level” for such Equity-Based Award will be determined based on the actual achievement of the applicable performance goals for such full performance period; and

(b) If the full performance period for the Equity-Based Award has not been completed as of the date of the Change in Control, then:

Effective December 9, 2022

(i) if the applicable performance period can be adequately partitioned into separate fiscal year periods, the “Change in Control Performance Level” for such Equity-Based Award will be determined based on (A) the greater of the “target” performance level or the actual performance level for any such fiscal year period that has been completed as of the date of the Change in Control, and (B) the “target” performance level for any such fiscal year period that has not been completed as of the date of the Change in Control; and

(ii) if the applicable performance period cannot be adequately partitioned into separate fiscal year periods, the “Change in Control Performance Level” for such Equity-Based Award will be the “target” performance level.

2.11 COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

2.12 “Code” means the Internal Revenue Code of 1986, as amended.

2.13 “Committee” means the Compensation and Human Resources Committee of the Board, or any successor committee.

2.14 “Common Shares” means the common stock, par value $.01 per share, of the Company.

2.15 “Company” means Lennox International Inc. and, except in determining under Section 2.9 whether any Change in Control of the Company has occurred, includes any successor to its business and/or assets which assumes and agrees to perform the obligations under this Plan by operation of law, or otherwise.

2.16 “Confidential Information” means any information that is not generally known outside the Company or its Subsidiaries relating to the business of the Company or its Subsidiaries, whether existing or foreseeable, including information conceived, discovered, or developed by the Participant. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; information relating to patents, trademarks, licenses, and any other technical information; testing procedures and results thereof; manufacturing methods, processes, techniques, and test results; plant layouts, tooling, engineering evaluations, and reports; business plans, financial statements, and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans, and proposals; the identity of customers, contractors, and suppliers; customer lists and information, and target lists for new clients and information relating to potential clients; pricing policies and strategy; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company or a Subsidiary under an obligation of confidentiality to a third party.

2.17 “Designated Date” means six months and two days after the Participant’s Termination Date.

2.18 “Effective Date” means December 9, 2022.

Effective December 9, 2022

2.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20 “Disability Termination” means termination of the Participant’s employment by the Company when the Participant is permanently disabled (unable to perform the Participant’s duties at a level and as determined under the Company’s benefit plans).

2.21 “Employment Agreement” means an existing, written employment agreement between the Participant and the Company.

2.22 “Equity Compensation Award” means any equity-based award granted under the Equity Compensation Plan after the Effective Date, whether settled in Common Shares or cash, including but not limited to stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares.

2.23 “Equity Compensation Plan” means the Lennox International Inc. 2019 Equity and Incentive Compensation Plan (or any successor plan).

2.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.25 “Excise Tax” has the meaning ascribed to such term in Section 6.2(a).

2.26 “Good Reason” means, in the absence of prior written consent of the Participant: (i) any non-de minimus diminution in the Participant’s duties, authorities, or responsibilities; (ii) any reduction in the Participant’s annual Base Salary, target STI Bonus, or target annual long-term incentive awards; (iii) the relocation of the principal place of the Participant’s employment by more than fifty (50) miles from the Company’s headquarters, which, as of the Effective Date, is in Richardson, Texas; (iv) any failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place; (v) in the event that the Participant is serving as a member of the Board immediately prior to the Change in Control, any failure to reelect the Participant as a member of the Board, unless such reelection would be prohibited by the Company’s Bylaws as in effect immediately prior to the Change in Control; provided, however, that Participant’s termination of employment will not be deemed to be for Good Reason unless (x) the Participant has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (y) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (z) the Participant’s Termination Date occurs within 180 days after the occurrence of the applicable Good Reason event.

2.27 “Incumbent Board” has the meaning ascribed to such term in Section 2.9(b).

2.28 “Original Award” means an Equity Compensation Award that is continued, replaced, or assumed in the form of a Replacement Award.

Effective December 9, 2022

2.29 “Other Severance Arrangement” means an agreement or arrangement with the Company (including an Employment Agreement) that entitles or entitled the Participant to compensation or benefits considered deferred compensation for purposes of Section 409A.

2.30 “Outstanding Company Voting Securities” means, as of the relevant time, the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors.

2.31 “Participant” means an employee of the Company or any of its Subsidiaries who is designated for participation in the Plan as set forth in Article III of this Plan or who is otherwise designated for participation by the Committee.

2.32 “Performance Award” means an Equity-Based Award that is subject to the achievement of one or more Company performance objectives.

2.33 “Person” means any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.34 “Plan” means this Change in Control Severance Plan.

2.35 “Potential Payments” has the meaning ascribed to such term in Section 6.2(a).

2.36 “Qualifying Replacement Award” means a Replacement Award that meets all of the following conditions, as determined by the Committee, as constituted immediately before the Change in Control, in its sole discretion:

(a) If the Original Award is a Performance Award, the Replacement Award is an award of service-based restricted share units;

(b) If the Original Award is not a Performance Award, the Replacement Award is an award of the same type as the Original Award; provided, however, that, for such purpose, an award of stock appreciation rights will be deemed to be of the same type as an award of stock options, and vice versa;

(c) The Replacement Award has a value at least equal to the value of the Original Award (which, in the case of Performance Awards, will be based on the Change in Control Performance Level);

(d) The Replacement Award relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control;

(e) If the Participant is subject to U.S. federal income tax under the Code, the tax consequences of the Replacement Award to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Original Award; and

Effective December 9, 2022

(f) The other terms and conditions of the Replacement Award (including the terms related to vesting and exercisability, as applicable) are not less favorable to the Participant than the terms and conditions of the Original Award (including the provisions that would apply in the event of a subsequent termination of employment or change in control).

2.37 “Qualifying Termination” means the termination of the Participant’s employment with the Company and/or its Subsidiaries as a result of a termination by the Company (other than due to Cause, a Disability Termination, or the Participant’s death) or, solely with respect to Tier 1 and Tier 2 Participants, a termination by the Participant for Good Reason, in either case (i) within two years after the date on which a Change in Control occurs, or (ii) within six months prior to the date on which a Change in Control occurs (provided that such Change in Control is actually consummated).

2.38 “Release” means a release agreement in a form reasonably acceptable to and provided by the Company to the Participant, whereby the Participant, among other things, (i) releases all current and future claims, known or unknown, arising on or before the date on which the Release is executed, that the Participant or the Participant’s assigns have or may have against the Company or any Subsidiary, and their directors, officers, and affiliates and (ii) affirms the Participant’s obligations under this Plan.

2.39 “Replacement Award” means an award representing a continuation, replacement, or assumption of an Original Award. A Replacement Award may be granted only to the extent it does not result in the Original Award or the Replacement Award failing to comply with or be exempt from Section 409A of the Code.

2.40 “Restrictive Covenants Period” means the period commencing on the Termination Date and ending (a) for a Tier 1 Participant, three years after the Termination Date, (b) for a Tier 2 Participant, two years after the Termination Date, and (c) for a Tier 3 Participant, one year after the Termination Date.

2.41 “Section 409A” means Section 409A of the Code. References in this Plan to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.42 “STI Bonus” means a short-term cash incentive bonus.

2.43 “Subsidiary” means a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

2.44 “Termination Date” means the date on which the Participant’s employment with the Company and its Subsidiaries terminates.

2.45 “Tier 1 Participant” has the meaning ascribed to such term in Section 3.1(a)(i).

Effective December 9, 2022

2.46 “Tier 2 Participant” has the meaning ascribed to such term in Section 3.1(a)(ii).

2.47 “Tier 3 Participant” has the meaning ascribed to such term in Section 3.1(a)(iii).

2.48 “Total Payments” has the meaning ascribed to such term in Section 6.2(a).

2.49 “Welfare Benefit” has the meaning ascribed to such term in Section 4.2(e).

ARTICLE III

SCOPE AND PARTICIPATION

3.1 Participation. Participants will be designated (pursuant to this Plan or as otherwise determined by the Committee) as Tier 1 Participants, Tier 2 Participants, or Tier 3 Participants.

(a) Unless otherwise determined by the Committee, an employee of the Company or any of its Subsidiaries will be a Participant in this Plan only if such employee is:

(i) the Chief Executive Officer of the Company (the “Tier 1 Participant”),

(ii) an Executive Vice President of the Company or a Subsidiary (a “Tier 2 Participant”), or

(iii) a Vice President of the Company or a Subsidiary (a “Tier 3 Participant”).

For purposes of determining the benefits (if any) to which a Participant is entitled under this Plan upon a termination of employment, the Participant’s participation “Tier” will be determined as of the Participant’s Termination Date; provided, however, that if (x) a Participant’s change in “Tier” occurs as a result of a demotion (without the Participant’s consent) that would give the Participant grounds for a termination of employment for Good Reason, (y) the Participant notifies the Company in writing of such Good Reason event within 90 days of its occurrence (or the Participant’s employment is terminated by the Company within such 90-day period), and (z) the Participant’s Termination Date occurs within 300 days after the occurrence of such Good Reason event, the Participant’s participation “Tier” will be determined as though such demotion had not occurred.

(b) Unless otherwise expressly provided for in an Employment Agreement, each Participant is an at-will employee whose employment may be terminated by the Participant or the Company at any time for any reason. In the event of a Change in Control, this Plan will govern the treatment of each Participant’s Equity-Based Awards upon such Change in Control, unless the applicable Participant is party to an individual agreement with the Company that provides for treatment that is more favorable to the Participant. Upon the termination of employment of a Participant, this Plan will govern the rights and responsibilities of the Company and the Participant with respect to the matters addressed by this Plan. No compensation or benefits will be payable to a Participant pursuant to Section 4.2 unless the Participant experiences a Qualifying Termination.

Effective December 9, 2022

(c) If a Participant has an Employment Agreement, then this Plan is intended to provide certain protections to the Participant that are not afforded by the Employment Agreement; provided, however, that this Plan is not intended to provide benefits that are duplicative of a Participant’s Employment Agreement (if any).

(d) Except as provided in Section 4.2 of this Plan, nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, program, policy, or practice provided by the Company or any of its affiliated companies for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights a Participant may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or which a Participant is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Termination Date will be payable in accordance with such plan, policy, practice, program, contract, or agreement unless expressly superseded by this Plan.

ARTICLE IV

TERMS AND CONDITIONS IN CONNECTION WITH A CHANGE IN CONTROL

4.1 Treatment of Equity-Based Awards. Notwithstanding anything to the contrary in the Equity Compensation Plan, in the event of a Change in Control, each Equity-Based Award held by a Participant that is outstanding and unvested on the date of such Change in Control is subject to the following:

(a) If a Qualifying Replacement Award is provided to the Participant to continue, replace, or assume an outstanding and unvested Equity-Based Award, the Qualifying Replacement Award will continue in effect in accordance with its terms, subject to Section 4.2 of this Plan.

(b) If a Qualifying Replacement Award is not provided to the Participant to continue, replace, or assume an outstanding and unvested Equity-Based Award, the Equity-Based Award will fully vest and (to the extent applicable) become exercisable immediately prior to (and contingent upon) the Change in Control; provided, however, that any such award that is a Performance Award will vest at the Change in Control Performance Level.

4.2 Qualifying Termination in Connection with a Change in Control. If a Participant experiences a Qualifying Termination, the Company will pay and provide to the Participant the amounts and benefits specified in this Section 4.2 subject to the Participant’s compliance with the terms of this Plan (including Section 5.1), except that the Company will not be obligated to provide the compensation or benefits specified in Section 4.2(c) through Section 4.2(g) unless the Participant has timely executed (and not revoked) a Release as contemplated by Section 4.3(b). The amounts and benefits specified in this Section 4.2 are as follows:

(a) A lump sum amount in cash equal to the Participant’s Accrued Base Compensation. The Company will pay this amount to the Participant within 30 days following the Termination Date and in accordance with applicable law.

Effective December 9, 2022

(b) An amount equal to any STI Bonus the Participant earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. The Company will pay any such amount to the Participant on the same date (or dates) and in the same amount that such amount would have been paid if the Participant’s employment had not been terminated.

(c) A lump sum amount in cash equal in value to the product of (i) the Applicable CIC Multiplier multiplied by (ii) the sum of (A) the greater of the Participant’s annual Base Salary rate as of the Termination Date and the Participant’s Base Salary rate in effect immediately prior to the Change in Control, plus (B) the Participant’s target STI Bonus for the calendar year in which the Termination Date occurs. Subject to Section 6.1, the Company will pay this amount to the Participant on the Designated Date.

(d) A lump sum amount in cash equal in value to the Participant’s target STI Bonus for the calendar year in which the termination of employment occurs, pro-rated based on the number of days that the Participant is employed by the Company during the applicable calendar year. Subject to Section 6.1, the Company will pay this amount to the Participant on the Designated Date.

(e) For the period commencing on the Termination Date and ending a number of years thereafter equal to the Participant’s Applicable CIC Multiplier, the Company will (at the Company’s expense) provide the Participant and the Participant’s covered dependents as of the Participant’s Termination Date, medical, dental, and vision benefits substantially similar to those provided to the Participant and such covered dependents immediately prior to the Termination Date (such continuation of benefits referred to as the “Welfare Benefit”). Any portion of the premium for such medical and health benefits that is paid by the Company will be treated as taxable to the Participant. Notwithstanding the foregoing, if a Participant’s Termination Date occurs prior to a Change in Control and such Participant becomes entitled to benefits under this Plan upon the date of such Change in Control, the Company may pay to the Participant, in lieu of the benefits set forth above in this subsection (e), a lump sum amount in cash equivalent to the portion of the premiums that would be paid by the Company pursuant to the provisions set forth above in this subsection (e), which amount will be paid to the Participant within 30 days following the date of such Change in Control.

(f) Each Qualifying Replacement Award (if any) held by the Participant that is outstanding and unvested as of the Termination Date will fully vest and (to the extent applicable) become exercisable upon the Participant’s termination of employment or, if later, upon the date of the Change in Control; provided, however, that any award of stock options or stock appreciation rights described in this clause (f) will remain exercisable until the earlier of (x) the date that is 90 days after the later of the Termination Date and the date of the Change in Control and (y) the date on which such award would have expired had the Participant remained continuously employed with the Company or a Subsidiary. Notwithstanding the foregoing, if a Participant’s Termination Date occurs prior to a Change in Control and such Participant becomes entitled to benefits under this Plan upon the date of such Change in Control, the Company may pay to the Participant, in lieu of the benefits set forth above in this subsection (f), amounts in cash equal to the fair market value (as reasonably determined by the Compensation Committee, as constituted immediately prior to the Change in Control) of the Qualifying Replacement Award(s) that would have otherwise vested pursuant to this subsection (f), which amounts will be paid at a time or times consistent with the payment timing terms of the related Qualifying Replacement Award(s).

Effective December 9, 2022

(g) Reasonable executive outplacement services, for a period not to exceed 12 months after the later of the Termination Date or the date of the Change in Control, through a provider selected by the Company in its discretion. Such benefit will be taxable to the Participant.

4.3 Release. This Section 4.3 will apply upon a Participant’s Qualifying Termination.

(a) Presentation of Release by the Company. If this Section 4.3 applies, the Company will present to the Participant, not later than 21 days after the later of the Termination Date or the date of the Change in Control, a Release with a covering message in which the Company advises the Participant that the Release is being presented in accordance with this Section 4.3(a) and that a failure by the Participant to execute and return the Release as contemplated by Section 4.3(b) would relieve the Company of the obligation to make payments otherwise due to the Participant under one or more portions of Section 4.2.

(b) Execution of Release by the Participant. The Participant will have until the later of 60 days after the Termination Date or 30 days after the date of the Change in Control to deliver an executed copy of the Release to the Company and thereby satisfy the condition to receiving payments under any portion of Section 4.2, provided that the Participant does not revoke the execution of the Release during any applicable revocation period. Notwithstanding anything in this Plan to the contrary, if a Participant’s Termination Date occurs prior to a Change in Control and such Participant becomes entitled to benefits under this Plan upon the date of such Change in Control, any payment that would have otherwise been made to the Participant prior to the date that is 45 days after the Change in Control will instead be paid to the Participant in a lump sum on the 45th day after the Change in Control.

(c) Effect of Failure to Execute Release or of Revocation of Release. If the Participant fails to deliver an executed copy of the Release to the Company within the time period prescribed in Section 4.3(b) or revokes the execution of the Release during any applicable revocation period, the Participant will be deemed to have waived the right to receive all payments under Section 4.2 that were conditioned on the Release.

ARTICLE V

PROTECTIVE COVENANTS

5.1 Protective Covenants. By participating in this Plan, each Participant acknowledges the Company’s reliance on and expectation of the Participant’s continued commitment to performance of the Participant’s duties and responsibilities while the Participant is employed by the Company and the Participant assumes the obligations set out in this Section 5.1 in light of that reliance and expectation on the part of the Company.

Effective December 9, 2022

(a) Confidentiality Obligations. During the Participant’s employment with the Company and its Subsidiaries, and until such time thereafter as Confidential Information is no longer confidential through no fault of the Participant, the Participant will not use or disclose any Confidential Information except for the benefit of the Company or its Subsidiaries in the course of the Participant’s employment, and will not use or disclose any Confidential Information in competition with, to the detriment of the Company or any of its Subsidiaries, or for the benefit of the Participant or anyone else other than the Company or its Subsidiaries.

(b) Noncompete Obligations. During the Participant’s Restrictive Covenants Period, the Participant will not participate in any way in any activities within the same geographic area where the Participant had responsibility to conduct business activity prior to the Participant’s Termination Date, on behalf of a business that provides products or services that are the same or similar to products or services offered or planned by the Company as of the Termination Date.

(c) Non-Solicitation Obligations. During the Participant’s Restrictive Covenants Period, the Participant will not, directly, or indirectly: (i) solicit, recruit, or hire any person who is a Company employee as of the Participant’s Termination Date; or (ii) solicit or induce any customer, supplier, or distributor as of the Participant’s Termination Date to cease or reduce doing business with the Company, or divert a Company business opportunity.

(d) Consent. The Participant may engage in activities otherwise restricted by this Section 5.1 with the written consent of the Company’s Chief Executive Officer.

(e) Other Entities Protected. This Plan, including the restrictions on the Participant’s activities, applies to any subsidiary, affiliate, successor and assign of the Company to which the Participant provides services or about which the Participant receives Confidential Information.

(f) Remedies. If the Participant breaches any provision of this Section 5.1, the Company will be entitled to (i) cease paying any benefits or compensation provided for under Section 4.2, (ii) relief by temporary restraining order, temporary injunction and/or permanent injunction, (iii) recovery of all attorneys’ fees and costs incurred in obtaining such relief, and (iv) any other legal and equitable relief to which it may be entitled, including monetary damages.

(g) Other Restrictive Covenants. If the Participant is subject to any restrictive covenants under any plan, policy, document, including any Employment Agreement, the Participant is obligated to abide by both such other restrictive covenants and the restrictive covenants set forth in this Plan, regardless of whether they are similar.

(h) Survival of Covenants. Each covenant of the Participant set forth in this Section 5.1 will survive the termination of the Participant’s employment. The existence of any claim or cause of action by the Participant against the Company, whether related to this Plan or otherwise, will not constitute a defense to the enforcement of the covenants in this Section 5.1. In the event an enforcement remedy is necessary under this Section 5.1, the restricted time periods provided for in this Section 5.1 will commence on the date enforcement is ordered and complied with by the Participant and will be extended by the period of noncompliance.

Effective December 9, 2022

(i) Acknowledgement. Nothing in this Plan or any ancillary agreement prohibits the Participant from reporting, without prior notice to the Company, possible violations of law or regulation to any governmental agency or entity, otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and, for the avoidance of doubt, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant is further notified that if the Participant files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Participant may disclose trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. The Participant does not need the prior authorization of Company to make any such reports or disclosures, and the Participant is not required to notify Company that the Participant has made such reports or disclosures.

ARTICLE VI

TAX MATTERS

6.1 Section 409A.

(a) The payments and benefits provided under this Plan will be subject to all applicable federal, state, and other governmental withholdings.

(b) To the extent applicable, it is intended that this Plan comply with or be exempt from the provisions of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to a Participant. Consistent with that intent, and to the extent required under Section 409A, for benefits that are to be paid in connection with a termination of employment, “termination of employment” or any similar term will be limited to such a termination that constitutes a “separation from service” under Section 409A.

(c) Notwithstanding any provision of Section 4.2 of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of his or her separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Participant upon his or her termination of

Effective December 9, 2022

employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the Termination Date, or (ii) the Participant’s death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Plan will be treated as a separate payment and not one of a series of payments for purposes of Section 409A.

(d) Notwithstanding any provision of this Plan to the contrary, if (i) as of the date of commencing participation in this Plan, a Participant is or was party to an Other Severance Arrangement, and (ii) the time and form of any payments under this Plan would result in tax penalties under Section 409A, then, to the extent necessary to avoid tax penalties under Section 409A, any amounts owed pursuant to this Plan will instead be paid (to the extent possible) at the time and in the manner provided for in such Other Severance Arrangement.

(e) Notwithstanding any provision of this Plan to the contrary, if a Participant has entered into an Other Severance Arrangement concurrent with commencing participation in this Plan, then (i) if the Participant’s Qualifying Termination occurs within two years after a Change in Control that constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5) (a “409A Change in Control”), any amounts owed pursuant to this Plan will be paid at the time and in the manner set forth in this Plan, and (ii) if the Participant’s Qualifying Termination does not occur within two years after a 409A Change in Control, any amounts owed pursuant to this Plan will instead be paid (to the extent possible) at the time and in the manner provided for in such Other Severance Arrangement.

(f) To the extent any reimbursement or in-kind benefit provided under this Plan is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g) In no event will this Section 6.1 or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences under Section 409A of any provisions of, or payments under, this Plan, and the Company will have no responsibility for tax consequences under Section 409A to a Participant resulting from the terms or operation of this Plan.

Effective December 9, 2022

6.2 Adjustment of Certain Payments and Benefits.

(a) Notwithstanding any other provisions in this Plan, in the event that any payment or benefit received or to be received by a Participant (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Participant’s employment, whether pursuant to the terms of this Plan or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then the Total Payments will be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code; (ii) cash payments that do constitute deferred compensation within the meaning of Section 409A of the Code; (iii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iv) acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii), (iii), and (iv), together, the “Potential Payments”); provided, however, that the Potential Payments will only be reduced if (x) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (y) the net amount of the Total Payment without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant will have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account if, in the opinion of the Company, such portion of the Total Payments does not constitute a “parachute payment” within the meaning of Section 280G(b)(4)(A) of the Code) (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Company, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payment will be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Company and each Participant agree that the determinations described in this Section 6.2 will take the form of a letter from the Company accompanied by calculations prepared by the Company and certified by a nationally recognized accounting firm selected by the Company.

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ARTICLE VII

MISCELLANEOUS

7.1 Amendments. This Plan may be amended or terminated at any time by the Committee; provided, however, that no amendment or termination may materially adversely affect any Participant without the Participant’s prior written consent unless the Company provides 12 months’ advance written notice of the amendment or termination to any adversely affected Participant.

7.2 No Set Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations under this Plan will not be affected by any set off, counterclaim, recoupment, defense, or other claim that the Company or any Subsidiary or affiliate of the Company may have against the Participant. The Participant will not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise. The amount of any payment provided for under this Plan will not be reduced by any compensation or benefits earned by the Participant as the result of employment by another employer or otherwise after the Termination Date.

7.3 Payments Not Compensation. Any participation by a Participant in, and any terminating distributions and vesting rights (other than previously defined) under, the Company-sponsored retirement or savings plans, regardless of whether such plans are qualified or non-qualified for tax purposes, will be governed by the terms of those respective plans. Any salary continuation or severance benefits will not be considered compensation for purposes of accruing additional benefits under such plans.

7.4 Legal Fees. In the event of a dispute by the Company, a Participant or others as to the validity or enforceability of, or liability under, any provision of this Plan, each Participant and the Company will be responsible for their respective legal fees and expenses.

7.5 Payments Are in Lieu of Severance Payments. If a Participant becomes entitled to receive payments under this Plan as a result of termination of the Participant’s employment, those payments will be in lieu of all other claims or rights that the Participant may have against the Company for severance, separation, and/or salary continuation pay upon that termination of the Participant’s employment, including pursuant to an Employment Agreement. If a Participant becomes entitled to severance benefits pursuant to the Participant’s Employment Agreement prior to becoming entitled to severance benefits under this Plan (for example, where a Participant’s Termination Date occurs within six months prior to the date of a Change in Control and the Participant becomes entitled to benefits under this Plan upon such Change in Control), any amounts paid to a Participant pursuant to Section 4.2 of this Plan will be reduced by and offset dollar-for-dollar by any severance benefits paid to the Participant under the Participant’s Employment Agreement (if any) or any other severance arrangement in connection with the termination, and the Participant’s benefits under such Employment Agreement or other severance arrangement will cease.

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7.6 Assistance. During a Participant’s employment with the Company and thereafter, the Participant will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during the Participant’s period of employment with the Company and its predecessors and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of the Participant’s employment with it or its predecessors. A Participant will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.

7.7 Termination of Status as Director or Officer. Notwithstanding anything in this Plan to the contrary, unless otherwise agreed to by the Company and a Participant prior to the Termination Date, a Participant will be deemed to have automatically resigned from all directorships and offices with the Company and its Subsidiaries, and their affiliates (including joint ventures), as of the Termination Date.

7.8 Notices. Notices and all other communications provided for in this Plan must be in writing and will be deemed to have been duly given upon receipt (or rejection) when delivered in person or by overnight delivery or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to the Company, to its principal place of business, attention: Chief Legal Officer, and, if to the Participant, to the Participant’s home address last shown on the records of the Company, or to such other address or addresses as either party may furnish to the other in accordance with this Section 7.8.

7.9 Interpretation. The language in all parts of this Plan will be construed according to its fair meaning, and not strictly for or against the Company or a Participant. In this Plan, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

7.10 Non-Waiver of Rights and Breaches. No failure or delay of the Company or the Participant to exercise any right under this Plan will constitute a waiver unless the time specified for the exercise of such right has expired, nor will any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of any default will not be deemed to be a waiver of any subsequent default or other default.

7.11 Successors and Assigns. The rights and obligations of the Company under this Plan will inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Participant under this Plan will inure to the benefit of, and will be binding upon, the Participant and the Participant’s heirs, personal representatives, and assigns.

7.12 Top Hat Plan. This Plan is intended to be a “top hat” plan maintained primarily for a group of management or highly compensated employees.

7.13 Governing Law. The laws of the State of Texas will govern the validity of this Plan, the construction of its terms, and the interpretation of the parties’ rights and duties. Venue for all disputes will be in Dallas County, Texas. All disputes are subject to personal jurisdiction in Dallas County, Texas.

7.14 Severability. If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction or would disqualify this Plan or any compensation under this Plan under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken, and the remainder of this Plan will remain in full force and effect.

Effective December 9, 2022

ARTICLE VIII

CLAIMS PROCEDURES

8.1 For purposes of this Article VIII, “Administrator” means the Committee or, to the extent permitted by applicable law and stock exchange requirements, its delegate. The Administrator has the exclusive right to determine eligibility for benefits under this Plan and to deny or grant a claim, in whole or in part. All claim determinations will be made by the Administrator in a uniform and nondiscriminatory manner in accordance with the Plan provisions. The Administrator’s decision on a claim for benefits is final and binding on all persons.

8.2 Any Participant or his or her authorized representative who believes he or she may be eligible for benefits under this Plan may file a claim for benefits to which the claimant believes he or she is entitled. Claims under this Plan must be made in writing and delivered to the Administrator, in person or by mail, postage prepaid. When a claim has been properly filed, the Administrator will, within 90 days after receipt of such claim, send to the claimant notice of the grant or denial, in whole or in part, of such claim unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given notice to this effect prior to the expiration of the initial 90-day period. Any notice of extension will set forth the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the application for benefits.

8.3 The Administrator will provide the claimant with written notice advising the claimant whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the notice will contain: (a) the specific reasons for the denial; (b) references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claim review procedure, the time limits applicable under the procedures, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA (if applicable) following an adverse benefit determination on appeal.

8.4 If a claim is denied, in whole or in part, the claimant will have the right to request that the Administrator review the denial, provided that the claimant files a written request for review with the Administrator no later than 60 days after the date the claimant received written notification of the denial. The request for a review will be in writing and addressed to the Administrator at the Company’s principal office. The request for review will set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant deems pertinent. The Administrator may require the claimant to submit such additional facts, documents, or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records, and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of all records, documents, or information on which the Administrator based its determination.

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8.5 The Administrator will provide the claimant with written notification of the benefit determination on review within 60 days after a request for review is received, unless special circumstances require an extension of time for processing the review, in which case the Administrator will give the claimant written notification within the initial 60-day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within 120 days after the date on which the request for review was filed). If the Administrator denies the claim on review, in whole or in part, the notification will set forth, in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific references to the Plan provisions on which the denial is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Administrator based its determination; and (d) a description of the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA (if applicable) following the denial on appeal.

Effective December 9, 2022